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                                                                    EXHIBIT 99.1


          IDEX CORPORATION INCREASES QUARTERLY CASH DIVIDEND 25 PERCENT


NORTHBROOK, IL, APRIL 4, 2006 - IDEX CORPORATION (NYSE: IEX) today announced that its Board of Directors has approved a 25 percent increase in the company's regular quarterly cash dividend to a rate of $0.15 per common share. The next dividend will be paid April 28, 2006, to shareholders of record as of April 14, 2006. This dividend represents the company's 46th consecutive regular quarterly cash dividend payment.


ABOUT IDEX

         IDEX Corporation is the world leader in fluid-handling technologies for positive displacement pumps, dispensing equipment for color formulation, and other highly engineered products including fire suppression equipment, rescue tools, and engineered band clamping systems. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol "IEX."